Exhibit 10.1

BASIC LEASE INFORMATION

Lease Date:	January 3, 1996

Landlord:	CWO/TCEP II Joint Venture #1, a Texas joint venture

Address of Landlord:	c/o Trammell Crow Company 626 120th Avenue N.E., Suite B104 Bellevue, WA 98005

Tenant:	Applied Precision, Inc., a Washington corporation

Premises:	1040 12th Avenue NW Issaquah, WA 98027

Paragraph 1	“Premises approximately 53,556 square feet comprising the entire 12th & Newport Building of approximately 53,556 square feet (computed from measurements to the exterior of outside walls of the building and to the center of interior walls), such Premises being shown and outlined in red on the plan attached hereto as Exhibit A, and being part of the real property described in Exhibit B attached hereto. Tenant accepts Landlord’s approximation of the square footage of the Premises.

Paragraph 1	Lease Term: Commencing on the “Commencement Date” as hereinafter defined and ending 120 months thereafter except that in the event the Commencement Date is a date other than the first day of a calendar month, said term shall extend for said number of months in addition to the remainder of the calendar month following the Commencement Date.

Paragraph 1	Scheduled Effective Commencement Date: April 1, 1996

Paragraph 2	Monthly Base Rent:	Months 1 - 6: Months 7 - 48: Months 49 - 84: Months 85 - 120:	$8,133.00* $44,184/month, triple net $49,845/month, triple net $55,265/month, triple net

* Tenant is responsible for its proportionate share of operating expenses during the free rent period.

Paragraph 2B	Security Deposit: See Addendum to Paragraph 2B.

Paragraph 4A	Tenant’s Initial Monthly Escrow Payment for Taxes and Other Charges:		$8,133.00*

Paragraph 7	Tenant’s Initial Monthly Common Area Maintenance Charge :		$2,911.58*

Paragraph 13B

Tenant’s Initial Monthly Insurance Escrow Payment:

*Preliminary estimates only.

Tenant’s Initial Monthly Payment Total:

The foregoing Basic Lease Information is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information herein above set forth and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between any Basic Lease Information and the Lease, the former shall control.

Please Initial Tenant DBS/ Landlord JCC

$602.17* $55,830.75

LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into by and between CWO/TCEP II Joint Venture #1, a Texas joint venture, hereinafter referred to as “Landlord”, and Applied Precision, Inc., a Washington corporation , hereinafter referred to as “Tenant”;

WITNESSETH

1.	PREMISES AND TERM.

A.	In consideration of the obligation of Tenant to pay rent as herein provided, and in consideration of the other terms, provisions and covenants hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby takes and leases from Landlord those certain Premises as outlined in red on Exhibit ”A” attached hereto (hereinafter referred to as the “Premises”) and incorporated herein by reference, together with all rights, privileges, easements, appurtenances, and amenities belonging to or in any way appertaining to the Premises and together with the buildings and other improvements situated or to be situated upon land described in Exhibit ”B” attached hereto.

B.	TO HAVE AND TO HOLD the same for a term commencing on the “Effective Commencement Date”, as hereinafter defined, and ending thereafter as specified in the Basic Lease Information, attached hereto, (the “Lease Term”), provided, however, that, in the event the “Effective Commencement Date” is a date other than the first day of a calendar month, said term shall extend for said number of months in addition to the remainder of the calendar month following the “Effective Commencement Date”.

C.	The “Effective Commencement Date” shall be the later to occur of (1) the Scheduled Effective Commencement Date shown in the Basic Lease Information, attached hereto and incorporated by this reference, or (2) upon receipt of a final approval from the City of Issaquah Building Department for the Tenant Improvements described in Exhibit ”C” attached hereto and incorporated herein by reference. Tenants obligations to pay rent and its other obligations for payment under this Lease shall commence on the Effective Commencement Date subject to Tenant Delays as defined in the attached Exhibit ”C.” Landlord shall not be liable to Tenant for any loss or damage resulting from any delay in the Effective Commencement Date. The taking of possession by Tenant shall be deemed conclusively to establish that the Premises have been substantially completed in accordance with the plans and specifications, subject to punchlist items, and that the Premises are in good and satisfactory condition, as of when possession was so taken. Tenant acknowledges that no representations as to the repair of the Premises have been made by Landlord, unless such are expressly set forth in this Lease. After the Effective Commencement Date, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises, specifying the Effective Commencement Date and the rent commencement date, in recordable form. In the event of any dispute as to the substantial completion of work performed or required to be performed by Landlord, the certificate of Landlord’s architect or general contractor shall be conclusive.

2.	BASE RENT AND SECURITY DEPOSIT.

A.	Tenant agrees to pay to Landlord Base Rent for the Premises, in advance, without demand, deduction or set off, for the entire Lease Term hereof at the rate specified in the Basic Lease Information, payable in monthly installments. One such monthly installment shall be due and payable on the date hereof and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the Effective Commencement Date recited above during the Lease Term, except that the rental payment for any fractional calendar month at the commencement or end of the Lease period shall be prorated on the basis of a 30-day month. (See Additional Paragraph 28).

B.	(See Addendum to Paragraph 2B).

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3.	USE.

A.	The Premises shall be used only for the purpose of general office, receiving, storing, shipping, assembly, light manufacturing, and selling (other than retail) products, materials and merchandise made and/or distributed by Tenant and for such other lawful purposes as may be incidental thereto. Outside storage, including without limitation, trucks and other vehicles, is prohibited without Landlord’s prior written consent which consent shall not be unreasonably withheld. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for its use of the Premises. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises, and shall promptly comply with all governmental orders and directives including but not limited to those regarding the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the building in which the Premises are situated or unreasonably interfere with their use of their respective Premises. In addition to any other remedies Landlord may have for a breach by Tenant of the terms of this Section 3, Landlord shall have the right to have Tenant evicted from the Premises. Without Landlord’s prior written consent, Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly inflammable. Tenant will not permit the Premises to be used for any purpose or in any manner (including without limitation any method of storage) which would render the insurance thereon void or the insurance risk more hazardous or cause the State Board of Insurance or other insurance authority to disallow any sprinkler credits. In the event Tenant’s use of Premises shall result in an increase in insurance premiums, Tenant shall be solely responsible for said increase.

B.	With respect to any release of toxic or hazardous substances or wastes or other condition of the Premises occurring on or after the date of the Lease and caused by or resulting from the negligent acts or omissions or willful misconduct of Tenant, its employees, authorized agents, or contractors, and which release or other condition violates the provisions of, or necessitates any removal, treatment, or other remedial action under, any past, present, or future federal, state, or local statute or ordinance or any regulation, directive, or requirement of any governmental authority with jurisdiction relating to protection of the environment, Tenant agrees to defend, indemnify, and hold harmless Landlord, its partners, employees, agents, and contractors, from and against any and all losses, claims, liabilities, damages, demands, fines, costs, and expenses (including reasonable attorney’s fees and legal expenses) arising out of or resulting therefrom. The provisions of this paragraph shall survive the termination or expiration of this Lease and the surrender of the Premises by Tenant, with respect to releases, events, or conditions occurring prior to such termination, expiration, or surrender. With respect to any release of toxic or hazardous substances or wastes or other condition of the Premises occurring prior to the date of this Lease and caused by or resulting from the negligent acts or omissions or willful misconduct of Landlord, its employees, authorized agents, or contractors, and which release or condition violates the provisions of, or necessitates any removal, treatment, or other remedial action under, any past, present, or future federal, state, or local statute or ordinance or any regulation, requirement, or directive of any governmental authority with jurisdiction relating to protection of the environment, Landlord agrees to defend, indemnify, and hold harmless Tenant from and against any and all losses, claims, liabilities, damages, demands, fines, costs, and expenses (including reasonable attorneys’ fees and legal expenses) arising out of or resulting therefrom.

4.	TAXES AND OTHER CHARGES.

A.	Tenant agrees to pay its proportionate share of any and all real and personal property taxes, regular and special assessments, license fees, public service impact fees and other charges of any kind and nature whatsoever, payable by Landlord as a result of any public or quasi-public authority, private party, or owner’s association levy, assessment or imposition against, or arising out of Landlord’s ownership of or interest in, the real estate described in Exhibit ”B” attached hereto, together with the building and the grounds, parking areas, driveways, roads, and alleys around the building in which the Premises are located, or any part thereof (hereinafter collectively referred to as the “Charges”). During each month of the Lease Term, Tenant shall make a monthly escrow deposit with Landlord (the “Escrow Payment”) equal to 1/12 of its proportionate share of the Charges which will be due and payable for that particular calendar year. Any lump sum public service impact fees paid by Landlord shall be amortized over ten (10) years at interest not to exceed twelve percent (12%) per annum, and equal installments of such fee, together with interest accrued thereon, shall be payable monthly as a portion of the Charges. Tenant authorizes Landlord to use the funds deposited by Tenant with Landlord under this Paragraph 4 to pay the Charges. Each Escrow Payment shall be due and payable, as additional rent at the same time and in the same manner as the payment of monthly rental as provided herein. The amount of the Initial Monthly Escrow Payment will be specified in the Basic Lease Information. The initial Escrow Payment is based upon Tenant’s proportionate share of the estimated Charges for the year in question and the monthly Escrow Payment is subject to increase or decrease as determined by the Landlord to reflect an accurate escrow of Tenant’s estimated proportionate share of the Charges. The Escrow Payment account of Tenant shall be reconciled annually. If the Tenant’s total Escrow Payments are less than Tenant’s actual pro rata share of the Charges, Tenant shall pay to Landlord upon demand the difference; if the Tenant’s total Escrow Payments are more than Tenant’s actual pro rata share of the Charges, Landlord shall retain such excess and credit it to Tenant’s Escrow

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Payment account for the successive year’s Charges. Tenant’s proportionate share of the Charges shall be computed by multiplying the Charges by a fraction, the numerator of which shall be the number of gross leasable square feet of floor space in the Premises and the denominator of which shall be the total applicable gross leasable square footage; or such other equitable apportionment as may be adopted.

B.	If Tenant should fail to pay any Escrow Payments required to be paid by Tenant hereunder, in addition to any other remedies provided herein, Landlord may, if it so elects, pay such Escrow Payments or taxes, assessments, license fees and other Charges. Any sums so paid by Landlord shall be deemed to be so much additional rental owing by Tenant to Landlord and due and payable upon demand as additional rental plus interest at the current Prime Rate as published by Seattle First National Bank plus three percent (3%) per annum from the date of payment by Landlord until repaid by Tenant.

C.	(1) If at any time during the Lease Term, the present method of taxation shall be changed so that in lieu of the whole or any part of any taxes, assessments, fees or charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents or the present or any future building or buildings, then all such taxes, assessments, fees or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Charges” for the purposes hereof.

(2) Tenant may, alone or along with other tenants of the building containing the Premises, at its sole cost and expense, in its or their own name(s) dispute and contest any Charges by appropriate proceedings diligently conducted in good faith, but only after Tenant and all other tenants, if any, joining with Tenant in such contest have deposited with Landlord the amount so contested and unpaid or their proportionate shares thereof as the case may be, which shall be held by Landlord without obligation for interest until the termination of the proceedings, at which time the amount(s) deposited shall be applied by Landlord toward the payment of the items held valid (plus any court costs, interest, penalties and other liabilities associated with the proceeding(s)), and Tenant’s share of any excess shall be returned to Tenant. Tenant further agrees to pay to Landlord upon demand Tenant’s share (as among all Tenants who participated in the contest) of all court costs, interest, penalties and other liabilities relating to such proceedings. Tenant hereby indemnifies and agrees to hold harmless the Landlord from and against any cost, damage or expense (including attorney’s fees) in connection with any such proceedings.

(3) Any payment to be made pursuant to this Paragraph 4 with respect to the calendar year in which this Lease commences or terminates shall bear the same ratio to the payment which would be required to be made for the full calendar year as that part of such calendar year covered by the Lease Term bears to a full calendar year.

D.	Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Premises. If any such taxes are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

5.	TENANT’S MAINTENANCE.

A.	Tenant shall at its own cost and expense keep and maintain all parts of the Premises (except those for which Landlord is expressly responsible under the terms of this Lease) in good condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, any special office entry, interior walls and finish work, floor and floor covering, downspouts, gutters, heating and air-conditioning systems, dock boards, truck doors, dock bumpers, paving, plumbing work and fixtures, termite and pest extermination, regular removal of trash and debris, keeping the parking areas, driveways, alleys and the whole of the Premises in a clean and sanitary condition. Tenant shall not be obligated to repair any damage caused by fire, tornado, or other casualty covered by the insurance to be maintained by Landlord pursuant to subparagraph 13(a) below, except that Tenant shall be obligated to repair all wind damage to glass except with respect to tornado or hurricane damage. (See Addendum to Paragraph 5A).

B.	Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents, licensees or invitees.

C.	Tenant and its employees, customers and licensees shall have the exclusive right to use the parking areas as shown on the attached Exhibit ”A,” subject to such reasonable rules and regulations as Landlord may from time to time prescribe and subject to rights of ingress and egress of other tenants. Landlord shall not be responsible for enforcing Tenant’s exclusive parking rights against any third parties.

D.	Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all heating and air-conditioning systems and equipment within the

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Premises.

6.	LANDLORD’S REPAIRS. After reasonable notice from Tenant, Landlord shall repair the roof, exterior walls and foundations, structural elements, and the cost thereof shall be shared as provided in Paragraph 7. Tenant shall repair and pay for any damage to such items to be maintained by Landlord caused by any act, omission or negligence of Tenant, or Tenant’s employees, agents, licensees or invitees, or caused by Tenant’s default hereunder. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Tenant shall immediately give Landlord written notice of defect or need for repairs, after which Landlord shall have a reasonable opportunity and time to repair same or cure such defect. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect.

7.	MONTHLY COMMON-AREA MAINTENANCE CHARGE. Tenant agrees to pay as an additional charge each month its proportionate share of the cost of operation and maintenance of the Common Area which shall be defined from time to time by Landlord. Common Area costs which may be incurred by Landlord, at its discretion, shall include, but not be limited to costs incurred for lighting, water, sewage, trash removal, exterior painting, exterior window cleaning, accounting, policing, sweeping, services negotiation, customary property management fee not to exceed four percent (4%) of rentals, sewer lines, plumbing, paving, landscape maintenance, plant material replacement and other like charges, and for administration of the items set forth in this paragraph. Landlord shall maintain the Common Areas in reasonably good condition and repair. The proportionate share to be paid by Tenant of the cost of operation and maintenance of the Common Area shall be computed on the ratio that the gross leasable square feet of the Premises bears to the total applicable gross leasable square footage or such other equitable apportionment as may be adopted by Landlord. Tenant shall make monthly or other periodic payments based upon the estimated annual cost of operation and maintenance of the Common Area, payable in advance but subject to adjustment after the end of the year on the basis of the actual cost for such year. Any such periodic charges shall be due and payable upon delivery of notice thereof. The initial Common-Area Maintenance Charges, subject to adjustment as provided herein, shall be due and payable, as additional rent, at the same time and in the same manner as the time and manner of the payment of monthly rental as provided herein. The amount of the initial monthly Common-Area Maintenance Charge shall be as specified in the Basic Lease Information. (See Addendum to Paragraph 7).

8.	ALTERATIONS.

A.	Tenant shall not make any alterations, additions or improvements to the Premises (including but not limited to roof and wall penetrations) without the prior written consent of Landlord. Tenant may, without the consent of Landlord, but at its own cost and expense and in a good workmanlike manner erect such shelves, bins, machinery and trade fixtures as it may deem advisable, without altering the basic character of the building or improvements and without overloading or damaging such building or improvements, and in each case complying with all applicable governmental laws, ordinances, regulations and other requirements. All alterations, additions, improvements and partitions erected by Tenant shall be and remain the property of Tenant during the Term of this Lease and Tenant shall, unless Landlord otherwise elects as hereinafter provided, to remove all alterations, additions, improvements and partitions erected by Tenant and restore the Premises to their original condition by the date of termination of this Lease or upon earlier vacating of the Premises, provided, however, that if Landlord so elects prior to termination of this Lease or upon earlier vacating of the Premises, such alterations, additions, improvements and partitions shall become the property of Landlord as of the date of termination of this Lease or upon earlier vacating of the Premises and shall be delivered up to the Landlord with the Premises. If Tenant, along with its written request to Landlord for consent to an alteration, requests Landlord to make its election as set forth above together with its written consent for an Alteration, then Landlord agrees to make such election. All shelves, bins, machinery and trade fixtures installed by Tenant may be removed by Tenant prior to the termination of this Lease if Tenant so elects, and shall be removed by the date of termination of this Lease or upon earlier vacating of the Premises if required by Landlord; upon any such removal Tenant shall repair any damage caused by such removal. All such removals and restoration shall be accomplished in good workmanlike manner so as not to damage the primary structure or structural qualities of the buildings and other improvements situated on the Premises. (See Addendum to Paragraph 8A).

B.	Tenant shall remove any sumps and clarifiers and any related Hazardous Materials (“Hazardous Material” shall mean petroleum and petroleum products, asbestos, and PCBs and any “hazardous substances”, “hazardous materials”, or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, or the Resource Conservation and Recovery Act, as amended, those substances, materials and wastes which are defined as “hazardous wastes” or as “hazardous substances” in the California Health & Safety Code or Labor Code, and “hazardous” or “toxic” in the regulations adopted or publication promulgated pursuant to any of said laws) in or about the Premises and associated with Tenant’s use and occupancy thereof upon the expiration of earlier termination of this Lease.

C.	Notwithstanding anything to the contrary contained herein, Landlord agrees that the Tenant shall not be responsible for, and Landlord shall hold Tenant harmless against, any costs of cleanup or removal arising from or associated with any hazardous material existing in, on or throughout the Premises, as of the date Tenant occupies the Premises pursuant to the terms of this Lease.

9.	SIGNS. Any Tenant signage shall be subject to any applicable governmental laws, ordinances, regulations and other requirements. Tenant shall remove all such signs by the termination of this Lease. Such installations and removals shall be made

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in such a manner as to avoid injury or defacement of the building and other improvements, and Tenant shall repair any injury or defacement, including without limitation discoloration caused by such installation and/or removal.

10.	INSPECTION.

A.	Landlord and Landlord’s agents and representatives shall have the right to enter and inspect the Premises at any reasonable time during business hours, for the purpose of ascertaining the condition of the Premises or in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease. During the period that is six (6) months prior to the end of the Term hereof, Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any reasonable time during business hours for the purpose of showing the Premises and shall have the right to erect on the Premises a suitable sign indicating the Premises are available. (See Addendum to Paragraph 10A).

B.	Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant’s failure to give such notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for the purposes of determining Tenant’s responsibility for repairs and restoration. It shall be the responsibility of Tenant, prior to vacating the Premises, to clean and repair the Premises and restore them to the condition in which they were in upon delivery of the Premises to Tenant at the Effective Commencement Date, reasonable wear and tear excepted. Cleaning, repair and restoration shall include, but not be limited to, removal of all trash, cleaning and repainting of walls, where necessary, due to the removal of Tenant’s fixtures or improvements, cleaning of carpet and flooring, replacement of light bulbs and tubes, cleaning and wiping down of all fixtures, maintenance and repair of all heating and air-conditioning systems, and all similar work, which shall be done at the latest practical date prior to vacation of the Premises.

11.	UTILITIES.

Landlord agrees to provide at its cost water, electricity and gas service connections into the Premises or other utilities, if any, that are already connected into the building; but Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and any maintenance charges for utilities and shall furnish all electric light bulbs and tubes. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion as determined by Landlord of all charges jointly metered with other premises. Landlord shall in no event be liable for any interruption or failure of utility services on the Premises except interruptions resulting from Landlord’s sole or gross negligence. (See Addendum to Paragraph 11).

12.	ASSIGNMENT AND SUBLETTING.

A.	Tenant shall not have the right, voluntarily or involuntarily, to assign, convey, transfer, mortgage or sublet the whole or any part of the Premises under this Lease without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed. Tenant shall provide such financial statements and credit history concerning a potential assignee or subtenant as Landlord may reasonably request. It shall not be unreasonable for Landlord to withhold consent to a proposed assignee or subtenant if (a) the net worth of the proposed assignee or subtenant as demonstrated to the Landlord is less than $5,000,000; or (b) the credit history of the proposed assignee or subtenant is unsuitable, as determined by Landlord in its good faith judgment, due to a failure to fulfill major financial obligations; or (c) the proposed assignee or subtenant has failed to perform, as a tenant under a previous lease related to its business, a material monetary or non-

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monetary obligation; or (d) if (a), (b), or (c) are cited as grounds for rejecting the proposed assignee or subtenant, there is no suitable guarantor of the proposed assignee or subtenants obligations as assignee or subtenant; or (e) if Tenant is then in default under this Lease or some act or omission has occurred which, with the giving of notice or the passage of time or both, would constitute an event of default by Tenant. In the event Tenant applies to Landlord for consent to assign, convey, transfer or sublet the Premises, Landlord may condition such consent upon the right to receive one-half of the profit, if any, which Tenant may realize on account of such assignment, conveyance, transfer or sublease of the Premises. For purposes of this paragraph, “profit” shall mean any sum which the assignee, sublessee or transferee is required to pay, or which is credited to Tenant as rent in excess of the rents required to be paid by Tenant to Landlord under this Lease after deduction of all of Tenant’s costs incurred in connection with such assignment or sublease, including but not limited to broker’s commissions and any refurbishment of the Premises. Landlord also reserves the right to recapture the Premises or applicable portion thereof in lieu of giving its consent by notice given to Tenant within twenty (20) days after receipt of Tenant’s written request for assignment or subletting. Such recapture shall terminate this Lease as to the applicable space effective on the prospective date of assignment or subletting, which shall be the last day of a calendar month and not earlier than sixty (60) days after receipt of Tenant’s request hereunder. If Landlord intends to recapture the Premises rather than approve a proposed assignment or sublease, Tenant shall have the right to withdraw its request to assign or sublet in order to avoid such recapture. In the event that Landlord shall not elect to recapture and shall thereafter give its consent, in addition to any fees paid to outside parties assisting Tenant in subletting or assignment, Tenant shall pay Landlord or Landlord’s agent a fee of not more than $500.00, to reimburse Landlord for processing and leasing costs incurred in connection with such consent. (See Addendum to Paragraph 12A).

B.	Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent herein specified and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an “event of default” as hereinafter defined, if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided, or provided by law, may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment, transfer or sublease and apply such rent against any sums due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder.

13.	INSURANCE, FIRE AND CASUALTY DAMAGE.

A.	Landlord agrees to maintain insurance covering the building of which the Premises are a part in an amount not less than one-hundred percent (100%) (or such greater percentage as may be necessary to comply with the provisions of any co-insurance clauses of the policy) of the “replacement cost” thereof as such term is defined in the Replacement Cost Endorsement to be attached thereto, insuring against the perils of Fire, Lightning, Extended Coverage, Vandalism and Malicious Mischief, extended by Special Extended Coverage Endorsement to insure against all other Risks of Direct Physical Loss, such coverages and endorsements to be as defined, provided and limited in the standard bureau forms prescribed by the insurance regulatory authority for the State in which the Premises are situated for use by insurance companies admitted in such state for the writing of such insurance on risks located within such state. Subject to the provisions of subparagraph 13, C, D, E below, such insurance shall be for the sole benefit of Landlord and under its sole control. In the event the insurance policy shall contain a deductible, Tenant shall be liable for and pay any deductible withheld from insurance proceeds or payable under the terms of the insurance policy in the event of a claim or insured loss thereunder.

B.	Tenant agrees to pay its proportionate share of Landlord’s cost of carrying fire and extended coverage insurance (“Insurance”) on the building. During each month of the term of this Lease, Tenant shall make a monthly escrow deposit with Landlord equal to one-twelfth of its proportionate share of the Insurance on the buildings and grounds which will be due and payable for that particular year. Tenant authorizes Landlord to use the funds deposited by him with Landlord under this paragraph to pay the cost of such Insurance. Each Insurance Escrow Payment shall be due and payable, as additional rent, at the same time and manner of the payment of the monthly rental as provided herein. The initial share of the estimated Insurance for the year in question, and the monthly Insurance Escrow Payment is subject to increase or decrease as determined by Landlord to reflect an accurate monthly escrow of Tenant’s estimated proportionate share of this Insurance. The Insurance Escrow Payment account of Tenant shall be reconciled annually. If the Tenants total Insurance Escrow Payments are less than Tenant’s actual pro rata share of the Insurance, Tenant shall pay to Landlord upon demand the difference; if the total Insurance Escrow Payments of Tenant are more than Tenant’s actual pro rata share of the Insurance, Landlord shall promptly refund the balance of such excess to Tenant after first crediting the excess to the next monthly payment by Tenant for its proportionate share of Taxes and Insurance. Tenant’s cost of insurance shall be computed by multiplying the cost of Insurance by a fraction, the numerator of which shall be the number of gross leasable square feet of floor space in the Premises and the denominator of which shall be the total applicable gross leasable square footage. The amount of the initial monthly Insurance Escrow Payment will be as specified in the Basic Lease Information.

C.	If the building, of which the Premises are a part, should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give immediate written notice thereof to Landlord.

D.	If the building, of which the Premises are a part, should be totally destroyed by fire, tornado or other casualty, or

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if it should be so damaged thereby that rebuilding or repairs cannot in Landlord’s estimation be completed within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage. Landlord shall give notice to Tenant in writing of its determination to terminate this Lease within sixty (60) days following the date of the occurrence of such damage.

E.	If the building, of which the Premises are a part, should be damaged by any peril covered by the Insurance to be provided by Landlord under subparagraph 13(a) above, but only to such extent that rebuilding or repairs can in Landlord’s estimation be completed within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall not terminate, and Landlord shall at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair such building to substantially the condition in which it existed prior to such damage, except that Landlord shall not be -required to rebuild, repair or replace any part of the partition, fixtures, additions and other improvements which may have been placed in, or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the rent payable hereunder during the period in which they are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord shall fail to complete such repairs and rebuilding within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, Tenant may at its option terminate this Lease by delivering written notice of termination as Tenant’s exclusive remedy, whereupon all rights and obligations hereunder shall cease and terminate.

F.	Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the Insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.

G.	Each of Landlord and Tenant hereby releases the other from any loss or damage to property caused by fire or any other perils insured through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any other perils insured in policies of Insurance covering such property, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; provided, however, that this release shall be applicable and in force and effect only with respect to loss or damage occurring during such times as the releasor’s policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder and then only to the extent of the Insurance proceeds payable under such policies. Each of the Landlord and Tenant agrees that it will require its Insurance carriers to include in its policies such a clause or endorsement.

14.	LIABILITY. Landlord shall not be liable to Tenant or Tenant’s employees, agents, servants, guests, invitees or visitors, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises, resulting from and/or caused in part or whole by the negligence or misconduct of Tenant, its employees, agents, servants, guests, invitees or visitors, or of any other person entering upon the Premises, or caused by the building and improvements located on the Premises becoming out of repair, or caused by leakage of gas, oil, water or steam or by electricity emanating from the Premises, or due to any cause whatsoever, and Tenant hereby covenants and agrees that it will at all times indemnify and hold safe and harmless the property, the Landlord (including without limitation the trustee and beneficiaries if Landlord is a trust), Landlord’s employees, agents, servants, guests, invitees and visitors from any loss, liability, claims, suits, costs, expenses, including without limitation attorney’s fees and damages, both real and alleged, arising out of any such damage or injury; except injury to persons or damage to property the sole cause of which is the negligence of Landlord or the failure of Landlord to repair any part of the Premises which Landlord is obligated to repair and maintain hereunder within a reasonable time after the receipt of written notice from Tenant of needed repairs. Tenant’s obligation to indemnify Landlord under this Paragraph 14 includes an obligation to indemnity for losses resulting from death or injury to Tenant’s employees, and Tenant accordingly hereby agrees that it will not assert any immunities it now has or hereafter may have under any Industrial Insurance Act, or other worker’s compensation, disability benefit or other similar act which would otherwise be applicable in the case of such a claim. Tenant shall procure and maintain throughout the term of this Lease a policy or policies of Insurance, at its sole cost and expense, insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with: (i) the Premises; (ii) the condition of the Premises; (iii) Tenant’s operations in and maintenance and use of the Premises; and (iv) Tenant’s liability assumed under this Lease, the limits of such policy or policies to be in the amount of not less than $1,000,000 per occurrence in respect of injury to persons (including death) and in respect of property damage or destruction, including loss of use thereof. All such policies shall be procured by Tenant from responsible Insurance companies satisfactory to Landlord. Certified copies of such policies, together with receipt evidencing payment of premiums therefor, shall be delivered to Landlord prior to the Commencement Date of this Lease. Not less than fifteen (15) days prior to the expiration date of any such policies, certified copies of the renewals thereof (bearing notations evidencing the payment of renewal premiums) shall be delivered to Landlord. Such policies shall further provide that not less than thirty (30) days written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby.

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15.	CONDEMNATION.

A.	If the whole or any substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are being used, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall occur.

B.	If only part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in the subparagraph above, this Lease shall not terminate but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

C.	In the event of any such taking or private purchase in lieu thereof, Landlord shall be entitled to receive the entire award. Tenant shall be entitled to make a claim in any condemnation proceedings which does not reduce the amount of Landlord’s award, for the value of any furniture, furnishings and fixtures installed by and at the sole expense of Tenant.

16.	HOLDING OVER. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Landlord agrees in writing that Tenant may hold over after the expiration or termination of this Lease, unless the parties hereto otherwise agree in writing on the terms of such holding over, the hold over tenancy shall be subject to termination by Landlord at any time upon not less than twenty (20) days advance written notice, or by Tenant at any time upon not less than thirty (30) days advance written notice, and all of the other terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord from time to time upon demand, as rental for the period of any hold over, an amount equal to one and one-half (1-1/2) the Base Rent in effect on the termination date, plus all additional rental as defined herein, computed on a daily basis for each day of the hold over period. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this paragraph 16 shall not be construed as Landlord’s consent for Tenant to hold over.

17.	QUIET ENJOYMENT. Landlord covenants that it now owns and has, good fee or leasehold title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this Lease, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions and other conditions of record. In the event this Lease is a sublease, then Tenant agrees to take the Premises subject to the provisions of the prior leases. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the rental herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

18.	EVENTS OF DEFAULT. The following events shall be deemed to be events of default by Tenant under this Lease:

A.	Tenant shall fail to pay any installment of the rent herein reserved when due, or any payment with respect to taxes hereunder when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of five (5) days from the date such payment was due.

B.	Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

C.	Tenant shall file a petition under any Section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States or any State thereof; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder.

D.	A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant.

E.	Tenant shall desert or vacate any substantial portion of the Premises unless Tenant has (a) reconfirmed in writing its obligations under the Lease, and (b) is current on the payment of all monthly Base Rent and additional rent, and charges, and (c) is otherwise not in default under this Lease.

F.	Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing in this Paragraph 18), and shall not cure such failure within twenty (20) days after written notice thereof to Tenant (or such longer period as may be reasonably necessary under the circumstances) provided Tenant has commenced to cure within such twenty (20) day period and thereafter diligently and in good faith pursue such cure to completion. Notwithstanding the preceding sentence, in the event Landlord reasonably determines that completion of the cure becomes impossible, or cannot be completed prior to the expiration of the Lease Term, Landlord may call an event of default.

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19.	REMEDIES. Upon the occurrence of any such events of default described in Paragraph 18 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever.

A.	Landlord may accelerate all rent and other payments and reimbursements due Landlord hereunder for the remainder of the Lease Term and Tenant shall pay the present value (discounted at prime, as published in the Wall Street Journal plus three percent (3%) of the aggregate of such amounts to Landlord less a reasonable estimate and

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projection of the moneys to be realized over the remainder of the Lease Term from future leases of the Premises procured through Landlord’s commercially reasonable efforts to mitigate damages reduced by the reasonably projected costs of obtaining such moneys and accomplishing such mitigation.

B.	Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails so to do, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise.

C.	Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, and relet the Premises for such terms ending before, on or after the expiration date of the Lease Term, at such rentals and upon such other conditions (including concessions and prior occupancy periods) as Landlord in its sole discretion may determine, and receive the rent therefor; and Tenant agrees to pay to the Landlord on demand any deficiency that may arise by reason of such reletting. Landlord shall use commercially reasonable efforts to relet the Premises or any part thereof at commercially reasonable rents but shall not be liable for refusal or failure to relet or in the event of reletting for refusal or failure to collect any rent due upon such reletting. In the event Landlord is successful in reletting the Premises at a rental in excess of that agreed to be paid by Tenant pursuant to the terms of this Lease, Landlord and Tenant each mutually agree that Tenant shall not be entitled, under any circumstances, to such excess rental, and Tenant does hereby specifically waive any claim to such excess rental.

D.	Enter upon the Premises, by force if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, whether caused by the negligence of Landlord or otherwise.

E.	Whether or not Landlord retakes possession or relets the Premises, Landlord shall have the right to recover unpaid rent and all damages caused by Tenant’s default, including attorney’s fees. Damage shall include, without limitation, all rents lost, all legal expenses and other related costs incurred by Landlord following Tenant’s default, all costs incurred by Landlord in restoring the Premises to good order and condition, or in remodeling, renovating or otherwise preparing the Premises for reletting, all costs (including without limitation any brokerage commissions and the value of Landlord’s time) incurred by Landlord, plus interest thereon from the date of expenditure until fully repaid at the rate of prime as defined in the Wall Street Journal plus three percent (3%) per annum.

F.	Except as set forth in Paragraph 18 A, in the event Tenant fails to pay any installment of rent, additional rent or other charges hereunder as and when such installment is due, to help defray the additional cost to Landlord for processing such late payments Tenant shall pay to Landlord on written demand a late charge in an amount equal to five percent (5%) of such installment; and the failure to pay such amount within ten (10) days after receipt of such written demand therefor shall be an event of default hereunder. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

G.	Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, such remedies being cumulative and non-exclusive, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by the Landlord or its agents during the Lease Term hereby granted shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default. If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney concerning or to enforce or defend any of Landlord’s rights or remedies hereunder, Tenant agrees to pay any reasonable attorney’s fees so incurred. -

20.	INTENTIONALLY OMITTED.

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21.	MORTGAGES. (See Addendum to Paragraph 21).

22.	LANDLORD’S DEFAULT. In the event Landlord should become in default in any payment due on any such mortgage described in Paragraph 21 hereof or in the payment of taxes or any other item which might become a lien upon the Premises and which Tenant is not obligated to pay under the terms and provisions of this Lease, Tenant is authorized and empowered after giving Landlord five business (5) days prior written notice of such default and Landlord’s failure to cure such default, to pay any such items for and on behalf of Landlord, and the amount of any item so paid by Tenant for or on behalf of Landlord, together with any interest or penalty required to be paid in connection therewith, shall be payable on demand by Landlord to Tenant; provided, however, that Tenant shall not be authorized and empowered to make any payment under the terms of this Paragraph 22 unless the item paid shall be superior to Tenant’s interest hereunder. In the event Tenant pays any mortgage debt in full, in accordance with this paragraph, it shall, at its election, be entitled to the mortgage security by assignment or subrogation. (See Addendum to Paragraph 22).

23.	MECHANICS LIENS. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease.

24.	NOTICES. Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivery of any notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

A.	All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address hereinbelow set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord.

B.	All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address hereinbelow set forth, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith. Landlord’s Obligation make payments to Tenant under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Tenant.

C.	Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not when deposited in the United States Mail, postage prepaid, Certified or Registered Mail, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith:

LANDLORD:	TENANT:

CWO/TCEP II Joint Venture #1	Applied Precision, Inc.
c/o Trammell Crow Company	1040 12th Avenue NW
626 120th Avenue N.E., Suite B104	Issaquah, WA 98027
Bellevue, WA 98005

If and when included within the term “Landlord”, as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some

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individual at some specific address for the receipt of notices and payments to Landlord; if and when included within the term “Tenant”, as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms “Landlord” and “Tenant”, respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

25.	MISCELLANEOUS.

A.	Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

B.	The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this Lease. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

C.	The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

D.	Tenant agrees from time to time within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which rent has been paid, the unexpired term of this Lease and such other matters pertaining to this Lease as may be requested by Landlord. It is understood and agreed that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease.

E.	This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

F.	All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the Term hereof, including without limitation all payment obligations with respect to taxes and insurance and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the Term hereof, and prior to Tenant vacating the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises, including without limitation all heating and air-conditioning systems and equipment therein, in good condition and repair pursuant to Paragraph 10(b) hereof. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant’s obligation hereunder for real estate taxes and insurance premiums for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied, as the ease may be. Any security deposit held by Landlord shall be credited against the amount payable by Tenant under this Paragraph 25(F).

G.	If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as part of this Lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

H.	Because the Premises are on the open market and are presently being shown, this Lease shall be treated as an offer with the Premises being subject to prior lease and such offer subject to withdrawal or non-acceptance by Landlord or to other use of the Premises without notice, and this Lease shall not be valid or binding unless and until accepted by Landlord in writing and a fully executed copy delivered to both parties hereto.

I.	All references in this Lease to “the date hereof’ or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

J.	During the term of this Lease and any subsequent option periods, Landlord shall have the right to request and obtain Tenant’s current financial statements with reasonable advance notice. Tenant shall comply with Landlord’s request for financial statements in a reasonable time frame not to exceed thirty (30) days from the date of request.

26.	LIABILITY OF LANDLORD. Tenant agrees that no trustee, officer, employee, agent or individual partner of Landlord, or its constituent entities, shall be personally liable for any obligation of Landlord hereunder, and that Tenant must look solely to the interests of Landlord, or its constituent entities in the subject real estate, for the enforcement of any claims against Landlord arising hereunder.

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27.	ADDITIONAL PROVISIONS. The addendum and Additional Paragraph(s) attached hereto are hereby incorporated and made a part of this lease. In the event of any conflict between the terms of the Addendum and the terms of the printed form portion of this Lease, the terms of the Addendum shall control.

LANDLORD: CWO/TCEP II JOINT VENTURE #1, a Texas joint venture					TENANT: Applied Precision, Inc., a Washington corporation

By:	Trammel Crow Equity Partners II, Ltd.,				By:	/s/ Donald B. Snow
	a Texas limited partnership,				Its:	President
	General Partner				Date:	Jan. 3, 1996

	By:	Trammel Crow Ventures #2, Ltd. a Texas limited partnership, General Partner

		By:	Trammel Crow Ventures Management Company, Inc. a Texas Corporation General Partner

	By:	/s/ Jeffrey C. Chavez
	Its:	Jeffrey C. Chavez
	Title:	Vice President

By:	TCEP II Properties/First Plaza Limited Partnership, a Texas limited partnership, Co-Venturer

	By:	TCV/TCEP II Properties Limited Partnership, General Partner

		By:	Trammel Crow Ventures #3 Ltd., a Texas limited partnership, General Partner

			By:	Trammel Crow Ventures Management Company, Inc., a Texas Corporation, General Partner

		By:	/s/ Jeffrey C. Chavez
		Name:	Jeffrey C. Chavez
		Title:	Vice President

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STATE OF TEXAS	)
	)	SS.
County of Dallas	)

On this 8 day of January, 1996, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Jeffrey C. Chavez , to me known to be the person who signed as Vice President of Trammel Crow Ventures , the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of CWO/TCEP II Joint Venture #1 for the uses and purposes therein mentioned; and on oath stated that he was authorized to execute the said instrument on behalf of said CWO/TCEP II Joint Venture #1.

IN WITNESS WHEREOF I have hereunto set my hand and official seal the day and year first above written.

(seal)	/s/ Janna G. Walker
NOTARY PUBLIC in and for the State of Texas, residing at Garland, TX My appointment Expires: 4/4/98

STATE OF WASHINGTON	)
	)	ss.
County of King	)

On this 3rd day of January, 1996, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Donald B. Snow, to me known to be the person who signed as President of Applied Precision, Inc., the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of Applied Precision for the uses and purposes therein mentioned; and on oath stated that he was authorized to execute the said instrument on behalf of said corporation.

IN WITNESS WHEREOF I have hereunder set my hand and official seal the day and year first above written.

(seal)	/s/ Marilyn Y. Sexton
NOTARY PUBLIC in and for the State of Texas, residing at Bellevue, WA My appointment Expires: April 20, 1999

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ADDENDUM TO LEASE AGREEMENT:

CWO/TCEP II JOINT VENTURE #1, a Texas joint venture

and

APPLIED PRECISION, INC.

Addendum to Paragraph 2B (Security Deposit). Tenant agrees to furnish an “on sight” Irrevocable Letter of Credit (“Letter of Credit”), in a form acceptable to the Landlord, in the amount of $350,000, which amount shall be reduced by $60,000 on the third (3rd) anniversary of the Effective Commencement Date and by $60,000 on each anniversary date thereafter so long as at the beginning of each such period there is no act or omission by Tenant that has ripened into an event of default or that with the passage of time or giving of notice, or both, would constitute an event of default under this Lease, payable to Landlord, as beneficiary, as security for the performance of Tenant’s covenants and obligations under this Lease. This Letter of Credit shall be in lieu of a cash security deposit, and shall be provided to Landlord within ten (10) days of the full execution of this Lease. The Letter of Credit shall be renewed annually thirty (30) business days prior to its expiration date and the Tenant shall provide the Landlord notice with evidence of such renewal. If Tenant has not provided Landlord evidence of such renewal, then Landlord shall have the right to draw against the Letter of Credit and to hold the funds drawn as a security deposit securing performance of Tenant’s covenants and obligations under this Lease. Landlord agrees to return to Tenant any funds drawn as Security Deposit upon receipt from Tenant of evidence that Tenant has provided a new Letter of Credit that meets the requirements of this Addendum to Paragraph 2B. Upon the occurrence of any event of default by Tenant and after two (2) days (or any longer period specified in Paragraph 18) following written notice from Landlord to Tenant of any such default, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, draw against such Letter of Credit (or security deposit) to the extent necessary to make good any arrears of rent or other payments due Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default; or to perform any obligation required of Tenant under the Lease; and Tenant shall on demand restore the amount of the security deposit or Letter of Credit of-Lease Bond drawn so that the security deposit or Letter of Credit is in its required, scheduled amount. Any remaining balance of any such security deposit shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant’s obligations under this Lease have been fulfilled. Notwithstanding the foregoing, beginning in the fourth (4th) year of the Lease, if Tenant shall provide evidence satisfactory to Landlord that Tenant’s tangible net worth is at least five million dollars ($5,000,000) then the Letter of Credit shall be reduced to $100,000 and then the $100,000 Letter of Credit shall be maintained by Tenant for the benefit of Landlord throughout the balance of the Lease term.

Addendum to Paragraph 5A (Tenant’s Maintenance). Prior to the Effective Commencement Date, Landlord will obtain written reports regarding the condition of the HVAC (including but not limited to the cooling towers, pumps, heat pumps, etc), electrical, plumbing, elevator, and fire sprinkler systems serving the Premises and a copy thereof will be provided to Tenant. Any repairs or maintenance items so noted will be corrected by Landlord prior to the Effective Commencement Date at Landlord’s sole cost and expense.

The Tenant shall be responsible for contracting directly with the appropriate vendor or supplier, and for the payment of services for all of the following items related to the use and occupancy of the Premises:

1.	Water/sewer usage fees.

2.	Electrical usage fees for all areas including exterior lighting.

3.	Natural gas usage fees.

4.	Garbage/trash removal within the Premises and around the Building.

5.	Janitorial service for the Premises.

6.	Telephone service fees and any phone or computer network cabling.

Addendum to Paragraph 7 (Monthly Common Area Maintenance Charge). Notwithstanding anything to the contrary contained in this Lease with respect to all sums payable by Tenant as Monthly Common Area Maintenance Charges hereunder for the repair or replacement of any item in connection with the physical operation of the project or the Premises (i.e., HVAC, roof membrane or coverings, plumbing, electrical and utility systems and parking areas) which is a capital item and the repair or replacement of which property would be capitalized under generally accepted accounting principles consistently applied (“GAAP”), Tenant shall be required to pay only the prorata share of the if such items falling due within the Lease Term based upon the amortization of the same over the useful life of such terms, plus interest at the then current Prime Rate as published by Seattle First National Bank plus 3%. as reasonably determined by Landlord in accordance with GAAP.

Addendum to Paragraph 8A (Alterations).

Notwithstanding anything to the contrary contained herein, Tenant may make non-structural alterations costing less than $7,500 without the prior consent of Landlord, provided, Tenant shall give Landlord written notice of its intent to make such alterations and give Landlord a reasonable period to post a notice of non-responsibility on the Premises prior to commencement of such alteration.

Addendum to Paragraph 10A (Inspection). Except for emergencies, Landlord shall give Tenant at least twenty-four (24) hours’

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notice prior to entering the Premises. Except for emergencies or due to the specific nature of Landlord’s request to enter the remises, said entry shall be during normal business hours and shall not unreasonably interfere with the business operations of Tenant. Any information obtained about Tenant’s business during the course of such entries shall be maintained in strictest confidence by Landlord.

Addendum to Paragraph 11 (Utilities). The Tenant shall be responsible for contracting directly with the appropriate vendor or supplier, and for the payment of services for all of the following items related to the use and occupancy of the Premises:

1.	Water/sewer usage fees.

2.	Electrical usage fees for all areas including exterior lighting.

3.	Natural gas usage fees.

Addendum to Paragraph 12A (Assignment and Subletting).

Notwithstanding anything to the contrary in the Lease, provided that Tenant is not in default under this Lease, Tenant may, with not less than thirty (30) days’ prior written notice to Landlord but without the prior consent of Landlord, assign the Lease or sublease the Leased Premises to any wholly-owned subsidiary of Tenant, to the parent corporation of Tenant, to a wholly-owned subsidiary of the parent corporation of Tenant; to any corporation which is a successor to Tenant either by merger or consolidation or to a purchaser of all or substantially all of Tenant’s assets (“Affiliated Corporation”); provided, that there is no change in the nature of Tenant’s business operations, or the corporations affiliated with or controlling Tenant as a result of or in connection with such assignment, or sublease; and provided further that the corporations involved in any assignment, or sublease remain affiliated with Tenant and Tenant’s parent corporation (the term “affiliated” shall mean that a corporation owns a controlling interest in or is controlled by the affiliated corporation); and in the case of merger or consolidation, all of the assets then held by Tenant remain or become assets of the continuing corporation; any such assignment or sublease pursuant to any of the above shall be subject to the following conditions: (1) every assignee or sublessee shall assume, in writing and in form satisfactory to Landlord, all of the obligations under the Lease as a direct obligation to Landlord; (2) Tenant shall remain fully, severally and jointly liable with each of Tenant’s assignees or sublessees for the performance of all of the terms required to be performed by Tenant hereunder during the unexpired term of this Lease; (3) any such assignment or sublease shall be subject to all of the terms, covenants, and conditions of the Lease; (4) the assignee or sublessee shall have a net worth demonstrated to Landlord equal to or greater than the net worth of Tenant as of the date of the transfer but in no event shall the net worth of assignee or sublessee be less than $5 million; and (5) Tenant shall pay to Landlord, as additional rent, the cost of Landlord’s reasonable attorneys’ fees incurred in conjunction with the preparation, processing and documentation of any such assignment of transfer.

Notwithstanding anything to the contrary contained in the Lease, provided that Tenant is not in default under this Lease, Tenant may, with not less than thirty (30) days prior written notice to Landlord but without the prior consent of Landlord sublease not more than thirty-three percent (33%) of the Premises, provided, that such sublease shall be subject to all of the terms, covenants, and conditions of the Lease, except Landlord shall have no right of recapture for such partial sublease.

Addendum to Paragraph 21 (Mortgages). This Lease shall be automatically subordinate to all of Landlord’s mortgages or deeds of trust which heretofore and hereafter affect the Premises or the building in which the Premises are located to any sale and leaseback to any and all advances made or to be made thereunder, to the interest on the obligations secured thereby, and to all renewals, modifications, consolidations, replacements or extensions thereof; provided, however, Tenant shall not be disturbed in its peaceful possession of the Premises so long as there is no uncured event of Default under the terms of this Lease. This subordination shall be self-operative, and no further instrument of subordination shall be necessary to effect such subordination; nevertheless, Tenant shall execute such instrument of subordination as may be required by any Lender if such instrument of subordination shall provide that so long as there is no uncured event of Default hereunder, Tenant shall have continued enjoyment of the Premises free from any disturbance or interruption by reason of any foreclosure of Lender’s deed of trust or mortgage. In the event of sale or foreclosure of any such mortgage or deed of trust, or exercise of the power of sale thereunder, or in the event of a transfer in lieu of foreclosure, Tenant shall attorn to the purchaser (or transferee) of the Building such foreclosure or sale and recognize such purchaser (or transferee) as Landlord under this Lease if so requested by such purchaser (or transferee). Such attornment shall be self-operative and no further instruments need be executed to effect such attornment. If any Lender elects to have this Lease superior to its mortgage or deed of trust and gives notice of its election to Tenant, then this Lease shall thereupon become superior to the lien of such mortgage or deed of trust, whether this Lease is dated or recorded before or after the mortgage or deed of trust.

Landlord shall use commercially reasonable efforts to obtain similar non-disturbance provisions from the current mortgagee, and shall use commercially reasonable efforts to obtain similar provisions from any future mortgagee who requires Tenant to execute a subordination agreement.

Addendum to Paragraph 22 (Landlord’s Default). If Landlord is in default of any of its obligations under this Lease and has been so notified in writing by Tenant, and Landlord, within thirty (30) days after receipt of Tenant’s written notice of a Landlord default has not commenced to cure and thereafter diligently and in good faith pursue such cure to completion, then Tenant may, at its option, cure Landlord’s default and seek reimbursement of all reasonable costs incurred in connection with curing the default plus interest at prime as defined in Wall Street Journal plus three percent (3%) per annum. All work performed by Tenant shall be performed by qualified licensed contractors in accordance with all government requirements.

Additional Paragraph 28. Free Rent. Notwithstanding Paragraph 2 above, subject to the last sentence of this paragraph, Tenant shall not be obligated to pay Base Rent pursuant to paragraph 2 of this Lease during the first six (6) months following the Effective Commencement Date, as set forth on the Basic Lease Information page (the “Abatement Period”). If Tenant defaults under this Lease in any material obligation, and such default is not cured as provided for in this Lease during the

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Abatement Period, the rental abatement provided for above shall cease, effective as of the date of the act or omission that the Abatement Period, with the passage of time or giving of notice or both, would constitute an event of default. Further, if at any time during the initial one hundred-twenty (120) months of the Lease Term, Tenant defaults in any material obligation, and such default is not cured as provided for in this Lease, a pro-rata amount of the Base Rent which was abated during the Abatement Period shall automatically be due and payable in full, with interest thereon from the end of the Abatement Period at the rate of twelve percent (12%) per annum compounded monthly. The pro-rata amount shall be the unamortized portion of the Abated Rent as of the effective date of default based on amortization of the Abated Rent over the initial one-hundred twenty (120) months of the Lease Term.

Additional Paragraph 29. Option to Renew.

1. Notice of Exercise. Tenant shall have the right to extend the initial term hereof for two additional periods of five (5) years upon the same terms and conditions as stated herein, except for Monthly Base Rent. Monthly Base Rent for the option period shall be at Fair Market Rental. The extension is herein referred to as “Extended Term.” Tenant must exercise its right, if at all, by written notification (the “Notice of Exercise”) to Landlord not less than 180 days prior to the expiration of the initial term hereof, provided that Tenant is not in default of any of the provisions of this Lease.

2. Options are Personal. The option to extend granted herein is personal to the original Tenant and any Affiliated Corporation executing this Lease and notwithstanding anything to the contrary contained in the Lease, the rights contained in this Addendum are not assignable or transferable by such original Tenant except to any Affiliated Corporation as permitted under Paragraph 12A. Landlord grants the rights contained herein to Tenant in consideration of Tenant’s strict compliance with the provisions hereof, including, without limitation, the manner of exercise of this option.

3. Fair Market Rental. If Tenant exercises the right to extend the term, then the Monthly Base Rent shall be adjusted to equal the Fair Market Rental for the premises as of the date of the commencement of such Extended Term, pursuant to the procedures hereinafter set forth. The term “Fair Market Rental” means the Monthly Base Rent chargeable for the Leased Premises based upon the following factors applicable to the Leased Premises or any comparable premises:

(a)	Rental rates being charged for comparable premises in the same geographical location.

(b)	The relative locations of the comparable premises.

(c)	Improvements, or allowances provided for improvements or to be provided.

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(d)	Rental adjustments, if any, or rental concessions.

(e)	Services and utilities provided or to be provided.

(f)	Use limitations or restrictions.

(g)	Any other relevant Lease terms or conditions.

In no event, however, shall the Fair Market Rental be less than the Monthly Base Rent in effect immediately prior to the commencement date of the Extended Term in question. The Fair Market Rental evaluation may include provision for further rent adjustments during the Extended Term if such adjustments are commonly required in the market place for similar types of leases.

4. Determination of Fair Market Rental. Upon exercise of the right to extend the term, and included within the Notice of Exercise, Tenant shall notify Landlord of its opinion of Fair Market Rental as above defined for the Extended Term. If Landlord disagrees with Tenant’s opinion of the Fair Market Rental, it shall so notify Tenant (“Landlord’s Value Notice”) within thirty (30) days after receipt of Tenant’s Notice of Exercise. If the parties are unable to resolve their differences within ten (10) business days thereafter, either party may apply for Arbitration as provided below. If neither party applies for Arbitration within ten (10) business days after receipt by Tenant of Landlord’s Value Notice, Tenant shall be bound to the Fair Market Rental stated in Landlord’s Value Notice. Should either party elect to arbitrate, and if the arbitration is not concluded before the commencement of the Extended Term, Tenant shall pay Monthly Base Rent to Landlord in an amount equal to the Fair Market Rental set forth in Landlord’s Value Notice, until the Fair Market Rental is determined in accordance with the arbitration provisions hereof (“Arbitration”). If the Fair Market Rental as determined by Arbitration differs from that stated in Landlord’s Value Notice, then any adjustment required to correct the amount previously paid by Tenant shall be made by payment by the appropriate party within thirty (30) days after the determination of Fair Market Rental by Arbitration has been concluded, as provided herein. Tenant shall be obligated to make payment during the entire Extended Term of the Monthly Base Rent determined in accordance with the Arbitration procedures hereunder.

5. Arbitration. In the event either party seeks Arbitration of Fair Market Rental under the provisions hereof for the Extended Term, the other party shall be bound to submit the matter for determination by Arbitration. The Arbitration shall be conducted and determined in the County where the Leased Premises are located.

6. Demand for Arbitration. A party demanding Arbitration hereunder shall make its demand in writing (“Demand Notice”) within ten (10) business days after service of Landlord’s Value Notice. A copy of the Demand Notice shall be sent to the President of the Real Estate Board for the county in which the Leased Premises are located, if there is no Real Estate Board of Board President for the county in which the premises are located, then a copy of the Demand Notice shall be sent to the Presiding Judge of the highest trial court in such county for the state in which the Leased Premises are located. The Board President, or Presiding Judge, whichever is applicable, is hereinafter referred to as the “Appointer”.

The Appointer, acting in his personal, private capacity, shall appoint within ten (10) days thereafter a real estate broker with at least seven (7) years’ experience leasing properties in the same county for the general type of use to which the Leased Premises are devoted under the terms of this Lease, i.e. Shopping Center, Office, Retail. The Arbitrator shall be a person who would be qualified to serve as an expert witness and to give opinion testimony addressed to the issue in a court of competent jurisdiction. Such a party is hereinafter referred to as the “Arbitrator”. The parties may, however, before sending the Demand Notice to the Appointer, mutually agree upon an Arbitrator of their own choice, in which event such appointment shall nullify the necessity of appointment of an Arbitrator by an Appointer.

7. Decision of the Arbitrator. The Arbitrator so selected shall, within ninety (90) days after his appointment, state in writing his determination as to whether Landlord’s valuation, or Tenant’s valuation of Fair Market Rental, most closely approximates his own. The Arbitrator may not state his own opinion of Fair Market Rental, but is strictly limited to the selection of Landlord’s Fair Market Rental evaluation as stated in Landlord’s Value Notice or Tenant’s Fair Market Rental evaluation as stated in the Notice of Exercise. The Arbitrator shall have the right to consult experts and competent authorities with factual formation or evidence pertaining to a determination of Fair Market Rental, but any such consultation shall be made in the presence of both parties with full right to cross examine. The Arbitrator shall have no right to propose a middle ground or any modification of either of the proposed valuations, and shall have no power to modify the provisions of this Lease. The valuation so chosen as most closely approximating that of the Arbitrator shall constitute the decision of the Arbitrator and shall be final and binding upon the parties, absent fraud or gross error. The Arbitrator shall render a decision and award in writing, with counterpart copies to each party and judgment thereon may be entered in any court of competent jurisdiction.

8. Successor Arbitrator: Fees and Expenses. In the event of failure, refusal, or inability of the Arbitrator to act in a timely manner, a successor shall be appointed in the same manner as such Arbitrator was first chosen hereunder, if such Arbitrator was chosen by an Appointer. If chosen by mutual agreement, the parties shall, in this succeeding instance, choose the Arbitrator through means of the procedure for the Appointer. The fees and expenses of the Arbitrator and the administrative hearing fee, if any, shall be divided equally between the parties. Each party shall bear its own attorneys’ fees and other expenses including fees for witnesses in presenting evidence to the Arbitrator.

9. Additional Paragraph 30 (Representation). Each party represents and warrants to the other party that it has not caused or incurred any claims for brokerage commission or finder’s fee in connection with this Lease except Business Space Resources, Inc., on behalf of Tenant, and Trammell Crow Company on behalf of Landlord, and each party agrees to indemnify the other party and hold it harmless from any and all liabilities arising from any breach of the foregoing.

10. Additional Paragraph 31 (Hazardous Materials). Based on the Converse Consultants NW Level I Site Assessment

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dated January 15, 1990 and the McLaren Environmental Assessment of the 12th and Newport Building (formerly Siemens/Quantum Building) dated June 4, 1990, and the updated McLaren Environmental Assessment dated January 6, 1995, copies of which have been provided to Tenant, the Landlord has no actual knowledge of hazardous or asbestos containing materials on the Premises.

11. Additional Paragraph 32 (Building Expansion). If Landlord decides in Landlord’s sole discretion and, after Landlord has received all necessary government and regulatory approvals to expand the building, and provided that Tenant is not then in default of the Lease Agreement and provided there has been no assignment or sublet, Landlord agrees to provide Tenant with the first opportunity to lease the additional space (“Expansion Space”). The Expansion Space will be offered at a market rate and length of term for comparable build-to-suit deals in the Issaquah, Bellevue, Redmond, and Kirkland area. If the Expansion Space is leased to Tenant, the Lease expiration date for the original Premises totaling approximately 53,556 square feet shall be modified to be coterminous with the Lease term for the Expansion Space, and the Base Rent and other charges under this Lease shall be renegotiated effective as of the expiration date of this Lease. Tenant shall have thirty (30) days to respond in writing to the Landlord’s offer for the Expansion Space. If Tenant does not accept the terms and conditions offered by the Landlord, or if Tenant fails to give written notice to Landlord as required above, then Tenant shall have no further right, title or interest in the Expansion Space.

12. Additional Paragraph 33 (Time). Time is of the essence. Time is of the essence of this Lease with respect to each and every article, section, and subsection hereof.

13. Additional Paragraph 34 (Severability). The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

14. Additional Paragraph 35 (Venue). The venue for any dispute hereunder shall be in King County, Washington.

15. Additional Paragraph 36 (Sole Agreement). This Lease contains all covenants and agreements between Landlord and Tenant relating in any manner to the leasing, use and occupancy of the Premises and Tenant’s use of the building and other matters set forth in this Lease. No prior agreements or understandings pertaining to the same shall be valid or of any force or effect and the covenants and agreements of this Lease shall not be altered, modified or added to except in writing and signed by Landlord and Tenant.

16. Additional Paragraph 37 (Liability of Tenant). Landlord agrees that no trustee, officer, employee, agent or individual partner of Tenant, or its constituent entities, shall be personally liable for any obligation of Tenant hereunder, and that Landlord must look solely to the Tenant for the enforcement of any claims against Tenant arising hereunder.

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EXHIBIT A

OUTLINE OF PREMISES

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EXHIBIT B

12TH & NEWPORT

LEGAL DESCRIPTION

LOT 3

Lot 3 of City of Issaquah Short Plan No. 93-02, recorded at Auditor’s File No. 9404049011, records of King County, Washington, said short plat being a subdivision of a portion of the north half of the northwest quarter of Section 28, Township 24 North, Range 6 East, Willamette Meridian, in King County, Washington.

New Lot “A”

New Lot A of City of Issaquah Lot Line Adjustment No. 93-07 as recorded in Volume 96 of Surveys at pages 230, 230A and 230B under King County recording numbers 9401271478 records of King County, Washington.

EXCEPT portion deeded for Newport - Maple right-of-way under King County recording No. 9408041525.

Subject to easements, restrictions and reservations of record.

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EXHIBIT C

WORK LETTER

CWO/TCEP II JOINT VENTURE #1, a Texas joint venture

and

APPLIED PRECISION, INC.

1. Definitions. For the purpose of this Exhibit ”C” the following terms shall have the meanings set forth below. Terms which are capitalized in this Exhibit ”C”, but which are not defined, shall have the meanings set forth in the body of this Exhibit ”C” or the Lease.

1.1 “Tenant Improvement Allowance” shall mean the amount to be contributed by the Landlord toward the Tenant Improvement Cost. The Tenant Improvement Allowance shall be an amount equal to THREE HUNDRED TWENTY ONE THOUSAND THREE HUNDRED THIRTY SIX DOLLARS AND NO CENTS ($321,336.00).

1.2 “Contractor” shall mean such contractor as both Landlord and Tenant agree to utilize pursuant to the terms of this Exhibit ”C” for the Tenant Improvements. Neither Landlord nor Tenant shall unreasonably withhold its consent to a proposed contractor. Contractor shall be responsible for construction of the Tenant Improvements.

1.3 “Tenant Delay” shall mean any delay in the construction of the Tenant Improvements caused by (i) any changes in the nature or scope of the Tenant Improvements requested by Tenant (including Change Requests, and changes in the Preliminary Plans and/or the Working Drawings for the Tenant Improvements), (ii) Tenant’s failure to timely provide Landlord with any needed information on the Tenant Improvements, or (iii) Tenant’s failure to timely, review and, to the extent necessary, approve any Preliminary Plan, Bids, Working Drawings, finish specifications, and any other plans and/or specifications for the Tenant Improvements. In the event of any Tenant Delay, the Effective Commencement Date shall be deemed to have occurred and the Monthly Base Rent specified in Paragraph 2 of the Lease shall be due and payable by Tenant to Landlord on the date the Effective Commencement Date would otherwise have occurred by Landlord as a result of Tenant Delay, including without limitation space planning fees, permit resubmitted fees, increased construction costs, and the like, shall be the sole responsibility and obligation of Tenant and shall be reimbursed by Tenant to Landlord upon demand therefor.

1.4 “Space Planner” for the Tenant Improvements shall mean Paul Engert of Lance Mueller & Associates. Space Planner shall be employed by Landlord for the purposes of preparing Preliminary Plans and Working Drawings, and to Certify Substantial Completion of the Tenant Improvements. All costs of Space Planner incurred by Landlord in constructing the Tenant Improvements shall be part of the Tenant Improvement Allowance

1.5 “Tenant Improvements” shall mean all interior portions of the Leased Premises to be constructed by Landlord, including but not limited to, electrical, HVAC distribution and balancing, plumbing and fire sprinkler systems, interior partitions, floor coverings, acoustical ceilings, interior painting, conduit for installation of the wiring for Tenant’s phone and communications system, and similar items, all constructed in accordance with the Working Drawings and Exhibit C-I attached hereto.

1.6 “Tenant Improvement Cost” shall mean the costs of the construction and installation of the Tenant Improvements, exclusive of the costs attributable to Landlord delays, (which shall be the sole responsibility of Landlord). The costs for construction and installation shall include, but not be limited to, the following:

(i) All fees and costs of the Space Planner;

(ii) All costs of obtaining building permits and other necessary authorizations for the construction of the Tenant Improvements from the City of Issaquah, Washington and any other governmental, quasi-governmental or regulatory agency;

(iii) A Construction Management Fees of 5%

(iii) All direct and indirect costs of procuring, constructing and installing the Tenant Improvements including, but not limited to:

(A) Costs of material, supervision and labor;

(B) Contractor’s cost to install the Tenant Improvements, including overhead and profit;

(C) Cost of filing required statements of completion if separate from those for the Building Shell, and,

(iv) Sewer permit and construction fees and any and all other utility fees to the extent the fees relate to any special utilities to be supplied to Landlord at Tenant’s request.

To the extent that the Tenant Improvement Cost exceeds the Tenant Improvement Allowance (the “Additional Costs”), Tenant shall be solely responsible of paying such Additional Costs.

2. Preliminary Plans for Tenant Improvements.

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2.1. Preparations of Preliminary Plans. The Preliminary Plans (“Preliminary Plans”) for the Tenant Improvements shall be prepared by Tenant and provided to Landlord for review and approval on or before January 8, 1996. After approval, Landlord shall promptly deliver the approved Preliminary Plans to Space Planner.

3. Working Drawings for Tenant Improvements.

3.1. Preparation by Space Planner. Space Planner shall provide Landlord and Tenant with completed working drawings for the Tenant Improvements (the “Working Drawings”) based upon the Preliminary Plans showing (i) the location of electrical and telephone outlets; (ii) the location, style and dimension of any desired special lighting; (iii) the location, design and style of all walls, doors, and floor coverings; (iv) the location, design, and style of any plumbing and hardware; (v) the location, design, style and dimensions of all cabinets and casework, and all other elements of the Tenant Improvement which shall be in conformity with the Preliminary Plans. The Working Drawings shall be in conformity with all applicable building codes and insurance regulations for the Premises. The Working Drawings shall be in a form satisfactory to the appropriate governmental authorities responsible for issuing permits and licenses required for construction of the Tenant Improvements. Landlord shall deliver such Working Drawings to Tenant within ten (10) business days following the delivery of the Preliminary Plans to Space Planner.

3.2. Tenant’s review of Working Drawings. Within five (5) days after Tenant’s receipt of the Working Drawings, Tenant shall notify Landlord in writing of any changes Tenant deems necessary to bring the Working Drawings into conformity with the Preliminary Plans. Failure of Tenant to deliver to Landlord written notice of Tenant’s proposed changes within the five (5) day period shall constitute approval by Tenant of the Working Drawings. If any changes requested by Tenant are necessary to bring the Working Drawings into conformity with the Preliminary Plans, Landlord shall cause the changes to be made within seven (7) days after Landlord’s receipt of Tenant’s requested changes, and the Working Drawings shall be deemed approved. Upon approval of the Working Drawings, both Landlord and Tenant shall sign a copy of the Working Drawings signifying the approval of the Working Drawings by each party hereto.

4. Building permit. Landlord shall be responsible for obtaining a building permit (“Building Permit”) for the Tenant Improvements. The cost of obtaining the Building Permit shall be included in the Tenant Improvement Allowance. To the extent requested by Landlord, Tenant shall assist Landlord, at no expense to Tenant, in obtaining the Building Permit.

5. Change Requests.

5.1 Approval. No changes to the approved Working Drawings requested by Tenant shall be made without Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed, subject to the following:

(i) No change request shall affect the structure or operating systems of the building;

(ii) Landlord may require Tenant to pay to Landlord within thirty (30) days of written notice from Landlord, the amount by which the Tenant Improvement Cost, after implementation of the Change Request, is reasonably estimated by Landlord to exceed the Tenant Improvement Allowance, including without limitation, increases in construction costs and other charges payable hereunder caused by any delay in construction of the Tenant Improvement as a result of a Change Request.

(iii) A Change Request shall constitute an agreement by Tenant that any delay in completion of the Tenant Improvements caused by Landlord’s reviewing, processing and implementing the Change Request shall be deemed a Tenant Delay.

(iv) The Landlord shall accept only Change Requests signed by Tenant’s authorized representative, Craig Parietti. The Tenant may from time to time designate a different representative to authorize Change Requests.

(v) Any delays in completion of the Tenant Improvements caused as a result of a Change Request by Tenant shall not delay the Effective Date from the date it would otherwise have occurred had it not been of the Change Request by Tenant.

5.2 Procedure. Except with respect to the mechanical and electrical systems of the Building, within five (5) business days after receipt of a written change request from Tenant, Landlord will notify Tenant verbally of Landlord’s approval or disapproval of the request and confirm, in writing, Landlord’s approval or disapproval. Tenant shall reimburse Landlord, within thirty (30) days after billing, for all reasonable costs incurred by Landlord to unaffiliated parties in connection with a review of proposed change orders. With respect to Change Requests related to the Building’s mechanical and electrical systems, Landlord shall have seven (7) business days to respond orally and ten (10) working days to confirm its decision in writing. If Landlord fails to notify Tenant of Landlord’s disapproval of the Change Request within the required period, the Change Request shall be deemed approved.

5.3 Notification. At the time of Landlord’s notification pursuant to Section 5.2, Landlord shall inform Tenant of Landlord’s estimate of the increased costs (if any) which will be incurred as a result of the change order and the amount of Tenant Delay which will result form the change order. Tenant shall have the right, for a period of two (2) business days after receipt of Landlord’s notification to revoke the proposed change order. If Tenant fails to notify Landlord of the revocation of the change order, the change order shall be deemed in effect.

5.4 Period of Review. The period of Landlord’s review of the proposed change order, and period during which Tenant has

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the right to revoke a change order, shall be deemed to be Tenant Delays.

5.5 Minor Changes in Work. Landlord shall have the authority, without the consent of Tenant, to order any changes required by applicable laws or regulation, and to order minor changes in the Building not involving an increase in cost to Tenant or a delay in the Commencement Date. Landlord shall notify Tenant of any such change order within five (5) business days after the change order. Delays caused by Landlord’s compliance with laws or regulations shall be deemed delays not within Landlord’s control, of which Landlord shall have no responsibility or liability to Tenant.

6. Payment or Adjustment.

6.1 Payment of Additional Costs. Following completion of the Tenant Improvements and determination of the total Tenant Improvement Cost of the Tenant Improvements, to the extent the Tenant Improvement Cost for the Tenant Improvements exceed the Tenant Improvement Allowance plus any amounts previously paid by Tenant to Landlord pursuant to Section 7, below. Tenant shall be solely responsible for payment of such Additional Costs as Additional Rent. Tenant shall pay to Landlord, within thirty (30) days after written notice from Landlord (accompanied by statement evidencing such Additional Costs incurred), the amount of the Additional Costs.

7. Payment of Contractor. Once Landlord and Tenant have agreed upon a Contractor and contract has been entered into with the Contractor, Landlord shall be responsible for making monthly progress payments to Contractor in accordance with the construction contract, subject to reimbursement by Tenant pursuant to the following procedure. If the total contract price is in excess of the Tenant Improvement Allowance, Tenant shall reimburse Landlord each month, within twenty (20) days of Tenant’s receipt of bills or invoices from Landlord representing the current month’s payment obligation to the Contractor (the “Monthly Payment”), for that portion of the Monthly Payment determined by taking a fraction, the numerator of which is the Tenant Improvement Allowance and the denominator of which is the contract price, and multiplying the Monthly Payment by such fraction. Landlord shall have no obligation to pay Contractor unless and until Landlord shall have received such sum from Tenant. Any delays in construction of the Tenant Improvements caused as a result of Tenant’s failure to timely reimburse Landlord as provided herein, shall be deemed to be a Tenant Delay for which Tenant shall be solely responsible.

8. Importance of Time Periods. The time periods set forth in this Exhibit ”C” are to be strictly adhered to and extensions of time shall be granted only when the circumstances are such that it is clear that the party requesting the additional time is without fault as to the delay.

9. Standard of Quality. All Work performed by Contractor shall be done in a good and workmanlike manner using new materials.

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EXHIBIT C-I

SPACE PLAN

(A signed original Space Plan shall be attached as Exhibit D when completed.)

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EXHIBIT D

12th & NEWPORT BUILDING

TENANT ESTOPPEL CERTIFICATE

Tenant Name:

Tenant’s Address:

RE:	Lease dated _________________, between _______________________________, Landlord, and ______________________________ as Tenant, on premises located in the 12th & Newport Building, Issaquah, Washington, a copy of which is attached hereto as Exhibit A, as amended by documents, if any, attached as Exhibit B.

Ladies and Gentlemen:

The undersigned, as Tenant, has been advised that your company or one of its affiliates, contemplates acquiring the premises in which the space covered by the above described lease (herein called the “Lease”) is located and that, in connection with such acquisition, the Lease is to be assigned to and assumed by the new owner. In order to allow you to evaluate the elements of the relationship evidenced by the Lease, the undersigned hereby confirms the following:

1.	The Tenant has accepted possession of the premises demised pursuant to the terms of the Lease.

2.	The improvements and space required to be furnished by Landlord according to the Lease have been completed in all respects.

3.	The Lease is in full force and effect and has not been modified, altered or amended.

4.	The Tenant has not assigned, sublet or otherwise transferred the Lease or the premises, or any part thereof or interest therein, except as indicated in the Lease.

5.	There are no offsets or credits against rentals provided for in the Lease and no rentals have been prepaid more than one (1) month in advance.

6.	The current Lease term expires on the day of , 19 .

7.	The Tenant has paid a security deposit under the Lease in the amount of $ .

8.	There are no renewal options under the Lease, except as provided therein.

9.	There are no purchase options under the Lease or other agreement giving it any rights or options to purchase the real property and/or improvements, or a part thereof, on which the space covered by the lease is located.

10.	To Tenant’s knowledge there are no defaults by the Tenant or the Landlord under the Lease.

TENANT: APPLIED PRECISION, INC.

By:
Title:

Jensen/nnnlease rev. 7/92	T DBS/L JCC

EXHIBIT E

LETTER OF CREDIT

[FORM]

Jensen/nnnlease rev. 7/92	T DBS/L JCC